Assignment Form
Please complete this form and send it back to us in the pre-addressed envelope.
•	YOU NEED TO OBTAIN a Medallion Signature Guarantee at your local bank or broker.
If you have any questions, please call us at (925) 631-9100.  Please return to 1640 School Street, Moraga CA 94556.

1.	Complete or Correct Name and Address Information if Necessary
Empire State Realty OP Series ES Purchase Offer Name: Address: City, State, ZIP:	Total Owned: Offer Price: $13/Unit Offer Expires: May 30, 2014 CUSIP: 292102100

2.      List the number of units you are selling:  ☐  All unrestricted or ☐   (Quantity)   (default entry = all unrestricted Units owned)

3.	Fill out where applicable, signing to indicate your agreement to the terms of the Offer and the terms on the reverse side of this form.

Owner & Custodian Information		Medallion (office use)
Owner*
     Name: _________________________________
     Signature: ______________________________
     Social Security #: ________________________
     Email Address: __________________________
     Phone Number: __________________________
	Date _______	(Obtain a Medallion Guarantee Stamp here from your bank or broker)
Co-Owner(s) (if applicable) Name(s): _______________________________ Signature(s): ____________________________	Date _______
(Your Custodian will place a Medallion Guarantee Stamp here if this is an IRA or other custodial account)
Custodian (if applicable; MacKenzie will obtain)
     Name: _________________________________
     Signature: ______________________________
     IRA or Tax #: ____________________________
     Phone Number: __________________________
Date _______

* If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s) in fact, agent(s), officer(s), or a corporation or another acting in a fiduciary or representing capacity, please provide the following information:

Name: ____________________________                                                                                                    Capacity: _________________________

4.      If any of the following applies, please provide the appropriate documents.
•	Name changes: Certified copy of Marriage Certificate or proof of name change from the court.
•	Power of Attorney: Copy of Power of Attorney document.
•	Estates: Certified Copies of Death Certificate and appropriate Court Documents (no older than 45 days).
•	Corporations: Copy of Corporate Resolution naming the Authorized Signature, with a seal if applicable.

5.	If you have any other REITs or Limited Partnerships you want to sell, please list them here and we will contact you. _______________________________________________________

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON MAY 30, 2014 (THE “EXPIRATION DATE”) UNLESS EXTENDED.
R18014
Assignment Form
Empire State Realty OP, L.P. SERIES ES UNITS

To participate in the Offer, an executed copy of this Assignment Form must be received by the Depositary on or prior to the Expiration Date.  Delivery of this Assignment Form to an address other than as set forth above does not constitute valid delivery. The method of delivery of all documents is at the election and risk of the tendering Unit holder.  This Assignment Form is to be completed by holders of Series ES operating partnership Units in Empire State Realty OP, L.P. (the “Partnership”), pursuant to the procedures set forth in the Offer to Purchase (as defined below). Capitalized terms used herein have the meanings in the Offer.

The undersigned (“Seller”) hereby tenders to MacKenzie BP Fund, LP, MacKenzie BP Fund 2, LP, MacKenzie Camac Fund, LP, MPF Northstar Fund, LP, MPF Northstar Fund 2, LP, MacKenzie Northstar Fund 3, LP, MacKenzie Income Fund 27, LLC, MPF Blue Ridge Fund I, LLC, MPF DeWaay Premier Fund 2, LLC, MPF Flagship Fund 10, LLC, MPF Flagship Fund 13, LLC, MPF Flagship Fund 14, LLC, MPF Opportunity Fund, LP, MPF DeWaay Fund 3, LLC, MPF Special Fund 8, LLC, MPF Special Fund 9, LLC, MPF Special Fund 10, LLC, MPF Blue Ridge Fund II, LLC, MacKenzie Blue Ridge Fund III, LLC, MPF DeWaay Fund 6, LLC, MacKenzie Flagship Fund 15, LLC, MPF Flagship Fund 11, LLC, MPF DeWaay Premier Fund 3, LLC, MPF Senior Note Program II, LP, MacKenzie Northwest Fund, LP (the “Purchasers”) all of the unrestricted Series ES operating partnership units (“Units”) in the Partnership held by the Seller (or, if less than all unrestricted Units, the number set forth on the reverse above the signature box), at a purchase price equal to $13 per Unit, upon the other terms and subject to the conditions set forth in the Offer to Purchase, dated April 25, 2014 (the “Offer to Purchase”) and in this Assignment Form, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  Receipt of the Offer to Purchase is hereby acknowledged.  Subject to and effective upon acceptance for payment of any of the Units tendered hereby, the Seller sells, assigns, and transfers to, Purchasers all right, title, and interest in and to such Units which are purchased pursuant to the Offer. The Seller hereby irrevocably constitutes and appoints the Purchasers as the true and lawful agent and attorney-in-fact and proxy of the Seller with respect to such Units, with full power of substitution (such power of attorney and proxy being deemed to be an irrevocable power and proxy coupled with an interest), to deliver such Units and transfer ownership of such Units together with all accompanying evidences of transfer and authenticity, to the Purchasers, and, upon acceptance of the tender of such Units by the Purchasers, to exercise all voting rights and to receive all benefits and otherwise exercise all rights of beneficial ownership of such Units all in accordance with the terms of the Offer.  Upon the purchase of Units pursuant to the Offer, all prior proxies and consents given by the Seller with respect to such Units will be revoked and no subsequent proxies or consents may be given (and if given will not be deemed effective).  In addition, by executing this Assignment Form, the Seller assigns to the Purchasers all of the Seller’s rights to receive distributions from the Partnership with respect to Units which are purchased pursuant to the Offer, other than distributions declared or paid through the Expiration Date, and all proceeds that are paid on or after the Expiration Date from or as a result of any claim, litigation, class or derivative action brought by or for the benefit of the Unit holders with respect to the transferred Units, regardless of when the claims brought pursuant to such action accrued. Upon request, the Seller will execute and deliver, and irrevocably directs any custodian to execute and deliver, any additional documents deemed by the Purchaser to be necessary or desirable to complete the assignment, transfer, and purchase of such Units, including obtaining a Medallion Signature Guarantee if necessary (which may be required for transfer; the lack thereof does not affect the validity of this contract between Seller and Purchaser).

The Seller hereby represents and warrants that the Seller owns the Units tendered hereby and has full power and authority to validly tender, sell, assign, and transfer the Units tendered hereby, and that when any such Units are purchased by the Purchasers, the Purchasers will acquire good, marketable, and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements, or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claim.  Upon request, the Seller will execute and deliver any additional documents deemed by the Purchasers to be necessary or desirable to complete the assignment, transfer, and purchase of Units tendered hereby.  The Seller understands that a tender of Units to the Purchasers will constitute a binding agreement between the Seller and the Purchasers upon the terms and subject to the conditions of the Offer. The Seller recognizes the right of the Purchasers to effect a change of distribution address to MacKenzie Capital Management, LP at 1640 School Street, Moraga, California, 94556. The Seller recognizes that under certain circumstances set forth in the Offer to Purchase, the Purchasers may not be required to accept for payment any of the Units tendered hereby. In such event, the Seller understands that any Assignment Form for Units not accepted for payment will be destroyed by the Purchasers.  All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the Seller and any obligations of the Seller shall be binding upon the heirs, personal representatives, successors and assigns of the Seller.  Except as stated in the Offer to Purchase, this tender is irrevocable.

Arbitration Agreement: Purchaser and Seller agree that any dispute or claim arising out of or related to this agreement or a purchase of Units shall be resolved by binding arbitration in San Francisco, California before a retired judge.  The arbitration shall be administered by JAMS pursuant to its Arbitration Rules and Procedures (“Rules”).  If one party fails to respond within twenty days after the other party mails a written list of arbitrators by either agreeing to one of the proposed arbitrators or suggesting three or more alternate arbitrators, the proposing party may select the arbitrator from among its initial list and JAMS shall then appoint that arbitrator to preside over the arbitration.  If the parties are unable to agree on an arbitrator, the parties shall select an arbitrator pursuant to the Rules.   Where reasonable, the arbitrator shall schedule the arbitration hearing within four months after being appointed.  The arbitrator must render a decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues.  The arbitrator's decision will be final and binding upon the parties.  A judgment upon any award may be entered in a court of competent jurisdiction. Each party shall be responsible for advancing one-half of the costs of arbitration, including all JAMS fees; provided that, in the award, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys' fees and costs, arbitrator fees, JAMS fees and costs, and any attorneys' fees and costs incurred in compelling arbitration.  The parties are not waiving, and expressly reserve, any rights they may have under federal securities laws, rules, and regulations.  This agreement will be interpreted, construed, and governed according to federal securities laws and the laws of the State of California; provided that all matters relating to arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.).  If both parties waive their right to arbitrate, then any dispute or claim arising out of or related to this agreement will be subject to the exclusive jurisdiction of Contra Costa County Superior Court for the State of California.  In any such action, Purchaser and Seller expressly submit and consent to the exclusive jurisdiction of Contra Costa County Superior Court and waive all defenses to jurisdiction and venue.